EXHIBIT 99.3

Internal Memorandum

Date: September 22, 2005

To:	All Delta Employees
From:	Beth Johnston, Senior Vice President - Human Resources
Subject:	Changes Required to Help Delta Survive and Compete

As we begin the hard work of the bankruptcy process, we are accelerating our transformation. While we have made remarkable progress, our efforts are not enough to overcome the unprecedented cost of fuel and pressures brought on by LCCs that compete with us for more than 70 percent of our domestic revenues. We have been able to secure Debtor in Possession (DIP) financing as part of the bankruptcy process, but that is more borrowed money with stipulations from the lenders, and we must manage cash tightly. Even with record high fuel prices, employment costs remain Delta’s largest expense, and simply cannot be overlooked as we work to compete in a new environment. More shared sacrifice by all Delta people is required.

Today we are announcing changes in pay, benefits, accident and sick leave, and retirement. Some of the changes we’re outlining today are dramatic, but they are necessary. The challenge before us is to achieve almost one third of the additional $3 billion per year needed by the end of 2007. This includes annual ongoing compensation, benefit and productivity savings of $325 million from pilots and $605 million from our non-pilot workforce.

We are confronting a new reality—a reality that includes market driven differentiation, continued outsourcing, and further headcount reductions. We will be a smaller airline, reducing our headcount by 7,000 to 9,000 positions by the end of 2007.

As we move toward a new destination, we will build greater accountability for customer service, productivity and performance. We are building a model that requires shared sacrifice and at the same time sets the stage for greater shared rewards, beginning with the first dollar of profitability.

In designing a plan to meet our business requirements, we have worked hard to minimize the impact on Delta people. But there is no denying that this is one of the largest changes we’ve seen in employment programs at our company. Because timing is critical, many changes begin almost immediately. Here is a high-level overview of the changes for ground employees and flight attendants. Similar changes for contract employees will be addressed through efforts to reach a consensual agreement and, if those efforts are not successful, through the Bankruptcy Court process.

Changes Required to Help Delta Survive and Compete

September 22, 2005

Pay:
Though it is painful to do, a pay cut is now necessary to help achieve the urgent and significant reductions in cost that our business plan requires. Here is the rationale behind our approach. There is a new market emerging for pay levels in our industry, and it is being set by new entrants and restructured network carriers. Because most of our network is along the Eastern seaboard, we are competing primarily with carriers like the restructured US Airways, AirTran and JetBlue. In order to be a winner in our industry, our cost structure must allow us to compete head to head with these kinds of carriers. To help us get there, we are establishing a model based on market comparisons within each scale work group, which means that we will have variable reductions in pay among the workforce. Reductions vary because of the gap between current scales and this new market. The effective date for pay changes will be November 1, 2005.

Reductions in pay are leaders-led. The base pay percentages are as follows:

CEO	25%
Officers	15%
Merit employees (Director and below)	9%
Flight attendants	10% (at the top of the scale)
9% (all other steps)
ACS agents, reservation agents and most other scale employees	9%
AMTs	7%

Variations occur in some pay scale steps, but no individual base pay reduction will be more than indicated above. Longevity pay will be eliminated for all pay scales, and other pay components are being reduced as well. These base salary reductions apply to all U.S.-based employees currently earning over $2,080 per month. No base salary will be reduced below $2,080 per month. Pay and benefit changes for international employees will be addressed on a country-by-country basis.

Pension:
Effective December 31, 2005, Delta will freeze all accruals under the Delta Retirement Plan. Additionally, for the foreseeable future, Delta does not plan to make funding contributions to the defined benefit plans for benefits earned prior to the Chapter 11 filing. This decision does not mean, however, that our qualified plans stop paying monthly retirement benefits or that we have initiated the process to terminate the plans. As Jerry Grinstein has said, Delta has been doing what it can, within the bounds of what it can afford, to continue to provide its active and retired Delta people with already earned qualified retirement plan benefits. Decisions on any Defined Contribution replacement plan will be made at a later date.

Delta Family-Care Savings Plan (401 (k) Plan):
Delta’s contribution to the Family Care Savings Plan will be converted to a cash contribution effective immediately. Delta’s contribution will be directed to the same option you choose for your contribution.

2006 Healthcare Benefits:
We continue our commitment to providing high-quality health benefit options at an affordable cost to employees and Delta. As healthcare inflation continues to rise, Delta, like many other companies, is introducing more elements of consumerism into our health care plans. Such elements include higher deductibles and out-of-pocket maximums, proactive tools such as Health Advocate for management of serious health problems, as well as, covered wellness and preventive care. The benefits encourage employee health through proactive health maintenance and early detection of illness, and help us get the most for our money.

Changes Required to Help Delta Survive and Compete

September 22, 2005

The UHC Standard, Out of Area Medical Options and the Comprehensive Dental Options will enhance coverage for preventive services. The medical options will include moderate increases to deductibles and coinsurance, and a fourth tier prescription drug benefit will be added. The Enhanced Medical Option will be discontinued as part of our effort to encourage employees to carefully consider the healthcare spending choices they make. HMOs will continue to be offered when they provide network choice and an affordable healthcare option to both employees and Delta. Detailed information will be available on-line to active employees shortly before open enrollment. Inactive employees will receive documents at home around the same time. The benefits enrollment period for active and inactive employees will be October 26-November 9.

Vacation and Personal Option Holiday
Effective April 2006, our future vacation time accrual will be capped at four weeks. Those employees who currently have or are accruing five weeks will retain this level of accrual. Holidays will be reduced from 11 to 10 as we eliminate the personal option holiday. Flight attendants will shift from authorized leave days, to five premium paid holidays.

Absence Plan Changes
Our goal is to continue providing employees with pay support when they are absent due to illness or injury while controlling our costs, simplifying our processes and providing more flexibility. Our new program design aligns with sick and disability offerings of large high-performing employers with similar workforces, and features:

−	A foundation of time for sick or personal use

Non-certified time will be replaced by Paid Personal Time (“PPT”) that can be used for personal reasons as well as for illness. This time will not be carried over from year to year; however, unused time will be paid out at the end of each PPT year for those in non-contract scale positions.

−	A cost-sharing approach to short term disability benefits

Certified Time balances will no longer accrue time as of March 31, 2006, but remaining balances will be available as a career bank of Certified Time. Delta will share with you the cost of disability benefits through the combination of your Certified Time bank and Short-Term Disability (STD) coverage.

−	Financial protection from Delta in the event of a long term illness or injury

Effective April 1, 2006, Delta will provide an LTD benefit of 50% of pay free of charge, and you will have the option to buy an additional 10% of pay coverage for up to 60% of pay replacement.

−	The same pay protection whether you experience a personal or occupational illness or injury

On October 1, 2005, Delta will eliminate the separate Accident Leave bank for an occupational illness or injury. Benefits for both non-occupational and occupational absences will be the sameག providing you with equal pay protection whether you experience a personal or an occupational illness or injury.

NonRevenue Travel Charge
Unlike most other airlines, Delta employees have enjoyed cost-free flight privileges. This year, to support ongoing automation requirements for our non-revenue travel, we will begin charging a $50 per family annual access fee for those employees who want to participate in non-revenue travel benefits. This includes everyone who participates in Delta’s non-revenue program; for example retirees, employees on leave of absence, furloughees, DT, DGS and DCI employees. In order to cover increased costs, yield fare for Family and Friends travel will increase slightly.

Changes Required to Help Delta Survive and Compete

September 22, 2005

Profit Sharing
Employees are being asked to share even more in the sacrifice. It is only fitting that those who choose to stay and turn our company around should share even more in the rewards. The profit sharing plan will be enhanced so that employees share from the first dollar of profitability, with 15% of profits shared on the first $1.5 billion of annual pre-tax income, and 20% shared above $1.5 billion.

You will be able to find details about the changes outlined above on the Employee Connection website, and from your leaders. We realize that some of these changes are significant, and possibly life changing. We want to provide you as much detail as possible so that you and your family will understand what the future looks like.

As you recognize, we are faced with the most challenging circumstances in Delta’s history. While it means difficult sacrifices for all us, we should not lose sight of the transformation underway and the opportunity to be profitable and competitive again. Thank you for everything you do and everything you contribute to this great company.